Exhibit 99.3

FORM OF LETTER TO BROKERS AND NOMINEES

MHI HOSPITALITY CORPORATION

___________ Shares of Common Stock
Offered Pursuant to Rights Distributed to Stockholders of MHI Hospitality Corporation

_______ __, 2009

THE RIGHTS OFFERING SUBSCRIPTION PERIOD WILL EXPIRE AT 5:00 P.M., NEW YORK TIME, ON ________ __, 2009, UNLESS EXTENDED BY MHI HOSPITALITY CORPORATION

To Securities Dealers, Commercial Banks, Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the “Rights Offering”) by MHI Hospitality Corporation (the “Company”) of non-transferable subscription rights (the “Rights”) to subscribe for and purchase shares of its common stock, par value $0.01 per share (the “Common Stock”). The Rights are being distributed to all holders of record of Common Stock as of 5:00 p.m., New York time, on October 12, 2009 (the “Record Date”). The Rights, the Rights Offering and the Common Stock are described in the Company’s enclosed Prospectus, dated ______ __, 2009 (the “Prospectus”). We are requesting that you contact your clients for whom you hold shares of Common Stock beneficially, and who are to receive the Rights distributable with respect to those shares, regarding the Rights Offering.

In the Rights Offering, the Company is offering an aggregate of __________ shares of its Common Stock, as described in the Prospectus.

Each beneficial owner of shares of Common Stock is entitled to one Right for each share of common stock owned as of the Record Date. Each Right will entitle the holder to purchase one share of Common Stock (the “Basic Subscription Privilege”) at the cash price of $___ per share (the “Subscription Price”), subject to reduction in the event Rights to purchase in excess of ____ shares are exercised. In addition, each holder of Rights that exercises its Basic Subscription Privilege in full will be eligible to purchase any portion of the shares of Common Stock not purchased by other stockholders of the Company through the exercise of their Basic Subscription Privilege at the same Subscription Price of $___ per share (the “Over-Subscription Privilege”), subject to reduction in the event Rights to purchase in excess of ____ shares are exercised.  If the Basic Subscription Privilege requests or the Over-Subscription Privilege requests exceed the number of shares of Common Stock available for purchase in the rights offering, the Company will allocate the available shares of Common Stock pro rata among the stockholders that exercise such privilege in proportion to the number of shares of Common Stock owned by each such stockholder on the Record Date, relative to the number of shares owned on the Record Date by all stockholders exercising such Basic Subscription Privilege or Over-Subscription Privilege, as the case may be.  If a holder is not allocated the full amount of shares for which such holder over-subscribes, such holder will receive a refund of the subscription price, without interest or penalty, that such holder delivered for those shares of Common Stock that are not allocated to them. The subscription agent will mail such refunds as soon as practicable after the completion of the Rights Offering.

Fractional Rights or cash in lieu of fractional rights will not be issued in the Rights Offering.  No fractional shares of Common Stock will be issued upon exercise of the Rights and no cash in lieu thereof will be paid.  Any fractional Rights resulting from the allocation process described above will be rounded to the nearest whole number.

The Basic Subscription Privilege and Over-Subscription Privilege of the Rights holders are subject to reduction by the Company to prevent any Rights holder from purchasing a number of shares of Common Stock that would cause such Rights holder to own 9.9% or more of the Common Stock, or that would cause the aggregate value of the Common Stock issued pursuant to the exercise of Rights to exceed the limitation set forth in General Instruction I.B.6 of Form S-3.

The Rights will expire if they are not exercised by 5:00 p.m., New York time, on _______ __, 2009, unless the Company extends the Rights Offering period as described in the Prospectus (such date and time, as it may be extended, the “Expiration Date”).  All exercises of the Rights are irrevocable. Holders of the Rights should read the Prospectus carefully before deciding whether to exercise their Rights.

We are asking that you contact your clients for whom you hold shares of Common Stock registered in your name(s) or in the name(s) of your nominee(s) to obtain instructions with respect to the Rights.

Enclosed are copies of the following documents:

1.	The Prospectus;

2.	A form of letter and Beneficial Owner Election Form, on which you may obtain your clients’ instructions with regard to the Rights; and

3.	A return envelope addressed to American Stock Transfer & Trust Company, the subscription agent.

Your prompt action is requested.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the subscription agent, incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by the Company or the subscription agent.

Additional copies of the enclosed materials may be obtained from The Altman Group, the information agent. The information agent’s telephone number is (866) 796-3419 and email address is reorg@altmangroup.com. Any questions or requests for assistance concerning the Rights Offering should be directed to the information agent.

Very truly yours,

MHI HOSPITALITY CORPORATION

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF MHI HOSPITALITY CORPORATION, THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.